Exhibit 77(q)(1)

                                    Exhibits

(e)(1) Amended Schedule A with respect to the Investment Management Agreement between ING VP Balanced Portfolio, Inc. and ING Investments, LLC is filed herein.

(e)(2) Amended Schedule A with respect to the Sub-Advisory Agreement between ING Investements, LLC and Aeltus Investment Management, Inc. is filed herein.